                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report:    October 16, 2002
                   ----------------

United Community Financial Corp.
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

Ohio                                  0-24399                   34-1856319
--------------------------------------------------------------------------------
(State or other jurisdiction          (Commission           (IRS Employer of
      incorporation)                  File Number)        Identification Number)


275 Federal Plaza West
Youngstown, Ohio                                                44503-1203
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code (330) 742-0500
                                                   -----------------------------


                       Not Applicable
--------------------------------------------------------------
(Former name or former address, if changes since last report.)

Item 5: Other Events

                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE


                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                       (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                         EARNINGS FOR THIRD QUARTER 2002

YOUNGSTOWN, Ohio (October 16, 2002) - United Community Financial Corp. (Nasdaq:
UCFC), holding company of The Home Savings and Loan Co. and Butler Wick Corp., today reported net income of $5.2 million, or $0.16 per diluted share, for the quarter ended September 30, 2002, compared with $4.0 million, or $0.12 per diluted share, for the third quarter of 2001. For the nine months ended September 30, 2002, net income was $15.5 million, or $0.48 per diluted share, compared with $10.1 million, or $0.31 per diluted share, for the nine months ended September 30, 2001.

"The first three quarters of 2002 have been very good for United Community with a 53% increase in net income over the same period of the prior year," said Douglas M. McKay, chairman and chief executive officer of United Community. "United Community has been able to reduce debt while continuing to expand our customer base through the acquisition of Potters Financial Corp. and by increasing both loans and deposits. The results through nine months also showed continuing improvement in our return on average assets and return on average equity compared with prior periods."

Third Quarter Results
---------------------
United Community's net interest income for the three months ended September 30, 2002 increased $2.6 million over the same period in 2001 and noninterest income increased $1.0 million over the same quarter in the previous year. These increases were partially offset by a $1.5 million increase in noninterest expense and a $285,000 increase in the provision for loan losses.

The increase in net interest income is primarily due to a decrease in interest expense on deposits and other borrowed funds as a result of the current interest rate environment. These decreases were partially offset by a decrease in interest earned on loans, securities and margin accounts.

The increase in noninterest income was primarily a result of increases in gains on loans sold, commissions and service fees and other charges. These increases were partially offset by a decline in other income, underwriting and investment banking and other recognized losses as a result of the disposal of fixed assets. Due to the current interest rate environment, United Community has been selling new loan originations to help reduce interest rate risk. United Community became active in the secondary market in 2001 and anticipates continuing to sell newly originated loans in the future.

The increase in noninterest expense was primarily due to a $1.5 million increase in salaries and employee benefits, primarily as a result of the additional staff acquired from Potters. Increases in occupancy, equipment and data processing and other expenses, all primarily related to the acquisition, also contributed to the increase in noninterest expense. These increases were partially offset by a decrease in the amortization of the core deposit intangible.

Year to Date Results
--------------------
Net interest income for the nine months ended September 30, 2002 increased $13.1 million and noninterest income increased $5.3 million over the previous year. These increases were partially offset by a $9.2 million increase in noninterest expense and a $900,000 increase in the provision for loan losses.

The increase in net interest income for the first nine months of 2002 compared to 2001 is primarily due to an increase of $17.9 million in loan income as a result of new loan originations and the acquisitions of Industrial and Potters. This increase was partially offset by an increase in other borrowed funds of $1.0 million and decreases in interest earned on securities of $3.2 million and margin accounts of $874,000.

Noninterest income increased for the nine months ended September 30, 2002 compared to the same period in 2001 as a result of increases in gains on loans sold of $4.4 million, increases in service fees and other charges, gains recognized on securities and other income. The increase in other income was related to the sale of Anthem stock received by Home Savings in the demutualization of Anthem. These increases were partially offset by a decline in underwriting and investment banking fees and other recognized losses primarily as a result of the disposal of fixed assets.

Noninterest expense increased partially as a result of an increase in salaries and employee benefits costs, which is primarily a result of the acquisitions of Industrial and Potters. Adding to the increase in noninterest expense were increases in the amortization of core deposit intangible related to the two acquisitions, occupancy, equipment and data processing and other expenses. The increase in other expense is primarily due the costs associated with the early extinguishment of debt that has been reclassified from extraordinary items in accordance with SFAS No. 145, which was adopted on April 1, 2002.

Financial Condition
-------------------
United Community's annualized return on average assets and annualized return on average equity were 1.02% and 7.71%, respectively, for the nine months ended September 30, 2002. The annualized returns on average assets and average equity were 0.86% and 5.19%, respectively, for the nine months ended September 30, 2001.

Total shareholders' equity increased $8.5 million from December 31, 2001 to September 30, 2002. The increase was primarily due to income for the period, offset by quarterly dividend payments and treasury stock purchases. Book value as of September 30, 2002 was $7.65 per share.

Total assets increased by $84.5 million, or 4.3%, to $2.0 billion at September 30, 2002 compared with December 31, 2001, primarily as a result of the acquisition of Potters. Loans increased $123.4 million, securities increased $94.1 million, goodwill increased $13.9 million and other borrowed funds decreased $18.9 million. These changes were funded by a $148.1 million decline in cash and cash equivalents and a $101.8 million increase in deposits.

Net loans increased $123.4 million, or 8.8%, from December 31, 2001 to September 30, 2002. Home Savings had increases of $54.5 million in consumer loans, $49.4 million in real estate loans, $15.1 million in construction loans and $12.0 million in commercial loans. The allowance for loan losses increased $3.4 million, or 29.5%, to $14.9 million at September 30, 2002 compared with $11.5 million at December 31, 2001. Of this increase, approximately $1.9 million was acquired from Potters. The remaining increase was a result of an increase in the provision for loan losses less net chargeoffs. The increase in the provision is due to the increase in the loan portfolio and current market conditions. The allowance for loan losses as a percentage of total loans increased to 0.96% at September 30, 2002 compared to 0.81% at December 31, 2001.

Deposits increased $101.8 million, or 7.4%, from December 31, 2001 to September 30, 2002, primarily as a result of deposits acquired from Potters. Increases in Home Savings' deposits primarily consisted of a $58.6 million increase in savings accounts, a $33.9 million increase in checking accounts and a $10.2 million increase in certificates of deposit. Other borrowed funds decreased $18.9 million from December 31, 2001 to September 30, 2002, due primarily to the maturity and early extinguishment of Federal Home Loan Bank debt.

"We are continuing to pursue our three initiatives of growth, profitability and capital management in 2002," said McKay. "Our acquisition of Potters is helping to strengthen our position in our current market and providing opportunities in new market areas. Our assets exceed $2.0 billion, our earnings are up considerably from last year and assuming the real estate market remains strong, we're anticipating continued good results for the remainder of the year."

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 33 full service banking offices and 5 loan production offices, including the former Potters offices, located throughout Northern Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: www.ucfconline.com.

                                       ###
         When used in this Form 8-K or in future filings by United Community with the SEC, in United Community's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           UNITED COMMUNITY FINANCIAL CORP.

                           By:  /s/  Patrick A. Kelly
                                ----------------------------------
                                Patrick A. Kelly
                                Chief Financial Officer



Dated: October 16, 2002

                              UNITED COMMUNITY FINANCIAL CORP.

                                                                                          As of               As of
                                                                                   September 30, 2002   December 31, 2001
                                                                                   ------------------   -----------------
                                                                                    (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA:


ASSETS
     Cash and cash equivalents                                                         $    57,780         $   205,883
     Mortgage-related securities                                                           171,693             145,867
     Marketable securities                                                                 129,434              61,131
     Federal Home Loan Bank stock                                                           20,832              18,760
     Loans held for sale                                                                    22,124              20,192
     Loans                                                                               1,544,712           1,417,959
     Allowance for loan losses                                                             (14,865)            (11,480)
     Real estate owned                                                                       1,622                 477
     Goodwill                                                                               33,593              19,664
     Core deposit intangible                                                                 5,534               6,312
     Other assets                                                                           56,812              60,015
                                                                                       -----------         -----------
             Total assets                                                              $ 2,029,271         $ 1,944,780
                                                                                       ===========         ===========

LIABILITIES
     Deposits                                                                          $ 1,485,174         $ 1,383,418
     Other borrowed funds                                                                  252,751             271,631
     Other liabilities                                                                      20,984              27,851
                                                                                       -----------         -----------
             Total liabilities                                                           1,758,909           1,682,900

SHAREHOLDERS' EQUITY
         Preferred stock-no par value; 1,000,000 shares authorized and unissued
             at September 30, 2002                                                               -                   -
         Common stock-no par value; 499,000,000 shares authorized; 37,804,457
             and 37,754,086 issued, respectively                                           137,953             136,903
         Retained earnings                                                                 169,126             160,915
         Other comprehensive income                                                          1,401               1,402
         Unearned compensation                                                             (20,616)            (22,988)
         Treasury stock, at cost; 2,465,742 and 2,086,500 shares, respectively             (17,502)            (14,352)
                                                                                       -----------         -----------
             Total shareholders' equity                                                    270,362             261,880
                                                                                       -----------         -----------
             Total liabilities and shareholders' equity                                $ 2,029,271         $ 1,944,780
                                                                                       ===========         ===========

     Book value per share                                                              $      7.65         $      7.34

                                                         Three Months Ended            Nine Months Ended
                                                           September 30,                 September 30,
                                                        2002           2001           2002           2001
                                                      --------       --------       --------       --------
                                                              (In thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):


     Interest income                                  $ 31,770       $ 32,872       $ 95,633       $ 81,555
     Interest expense                                   13,152         16,819         41,772         40,744
                                                      --------       --------       --------       --------
     Net interest income                                18,618         16,053         53,861         40,811

     Provision for loan losses                             750            465          1,978          1,045
     Noninterest income:
         Commissions                                     3,189          3,019         10,248         10,031
         Service fees and other charges                  2,209          2,156          6,123          5,923
         Underwriting and investment banking                22            127            193            511
         Net gains (losses)
             Loans sold                                  1,309            258          4,758            339
             Securities                                   (490)          (655)          (180)          (465)
             Other                                         (89)            46           (254)            52
         Other income                                      124            285          1,515            753
                                                      --------       --------       --------       --------
             Total noninterest income                    6,274          5,236         22,403         17,144

     Noninterest expense:
         Salaries and employee benefits                  9,568          8,097         29,238         24,496
         Occupancy                                         818            702          2,369          1,896
         Equipment and data processing                   2,048          1,930          6,033          5,324
         Amortization of core deposit intangible           507            915          1,746            915
         Other noninterest expense                       3,032          2,874         10,704          8,219
                                                      --------       --------       --------       --------
             Total noninterest expense                  15,973         14,518         50,090         40,850

     Income before taxes                                 8,169          6,306         24,196         16,060
     Income taxes                                        2,964          2,341          8,739          5,954
                                                      --------       --------       --------       --------
     Net income                                       $  5,205       $  3,965       $ 15,457       $ 10,106
                                                      ========       ========       ========       ========



     Basic earnings per share                         $   0.16       $   0.12       $   0.48       $   0.31
     Diluted earnings per share                       $   0.16       $   0.12       $   0.48       $   0.31
     Dividends paid per share                         $  0.075       $  0.075       $  0.225       $  0.225

                                                                      Three Months Ended   Three Months Ended  Three Months Ended
                                                                         September 30,          June 30,            March 31,
                                                                              2002                2002                2002
                                                                          -----------         -----------         -----------
                                                                                        (Dollars in thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):


     Net loans (including allowance for loan losses                       $ 1,518,533         $ 1,582,747         $ 1,428,867
         of $14,865, $14,365 and $12,022, respectively)
     Loans held for sale                                                       14,922               6,486              15,852
     Mortgage-related securities                                              157,092             125,139             136,163
     Marketable securities                                                    100,633              98,349             101,730
     Margin accounts                                                           16,980              18,430              20,440
     Other interest-earning assets                                             85,323              80,641             165,669
     Total interest-earning assets                                          1,893,483           1,911,792           1,868,721
     Total assets                                                           2,003,574           2,023,237           1,952,630
     Certificates of deposit                                                  855,939             880,608             839,288
     Interest-bearing checking, demand and savings accounts                   595,866             597,144             523,731
     Other-interest bearing liabilities                                       198,047             197,727             254,272
     Total interest-bearing liabilities                                     1,649,852           1,675,479           1,617,291
     Noninterest-bearing deposits                                              47,255              43,345              37,005
     Total noninterest-bearing liabilities                                     83,463              81,175              33,249
     Total liabilities                                                      1,733,315           1,756,654           1,687,545
     Shareholders' equity                                                     270,259             266,583             265,085
     Common shares outstanding for basic EPS calculation                   31,773,058          31,821,940          31,951,231
     Common shares outstanding for diluted EPS calculation                 32,318,094          32,254,684          32,212,143


SUPPLEMENTAL LOAN DATA:

     Loans originated                                                     $   220,129         $   215,637         $   198,712
     Loans purchased                                                            7,317              13,568               5,450
     Loans sold                                                                42,434             135,440              52,505
     Loan chargeoffs                                                              261                  80                 208
     Recoveries on loans                                                           35                  22                  54


                                                                             As of              As of                As of
                                                                         September 30,         June 30,             March 31,
                                                                             2002                2002                 2002
                                                                          -----------         -----------         -----------
SUPPLEMENTAL DATA:

     Nonaccrual loans                                                     $    13,466         $    12,189         $     9,479
     Restructured loans                                                         1,255               1,281               1,459
     Other real estate owned                                                    1,622               1,167               1,186
     Total nonperforming assets                                                16,343              14,637              12,124
     Loans serviced for others                                                341,027             332,448             215,001
     Number of full time equivalent employees                                     789                 777                 726
     Mortgage-related securities available for sale                           114,372              73,992              54,533
     Mortgage-related securities held to maturity                              57,321              62,983              70,227
     Marketable securities trading                                             44,401               5,033               6,514
     Marketable securities available for sale                                  82,437              86,698              90,301
     Marketable securities held to maturity                                     2,596               2,096               2,197
     Federal Home Loan Bank stock                                              20,832              20,586              18,968
     Fair value of held to maturity securities                                 62,914              67,372              73,654


REGULATORY CAPITAL DATA:

     Regulatory tangible capital                                          $   173,854         $   166,533         $   171,759
     Tangible capital ratio                                                      9.11                8.67                9.28
     Regulatory core capital                                                  173,854             166,533             171,759
     Core capital ratio                                                          9.11                8.67                9.28
     Regulatory total capital                                                 184,935             177,766             182,158
     Total risk adjusted assets                                             1,318,391           1,355,444           1,227,142
     Total risk adjusted ratio                                                  14.03               13.11               14.84